Exhibit 1

MI Developments Inc.

455 Magna Drive
Aurora, Ontario L4G 7A9
Tel (905) 713-6322
Fax (905) 713-6332

MI DEVELOPMENTS NOT PROCEEDING WITH

PREVIOUSLY-ANNOUNCED REORGANIZATION PROPOSAL

February 18, 2009, Aurora, Ontario, Canada – MI Developments Inc. (MID) (TSX: MIM.A, MIM.B; NYSE: MIM) today announced that it is not proceeding with the reorganization proposal announced on November 26, 2008.  As a result of, among other things, current global economic conditions, the continued disruptions in the financial markets and ongoing uncertainty in the automotive industry, MID has determined that it is unlikely that it will be able to arrange the new debt financing associated with the proposal.  Although the proposal contemplated the possibility that the new debt could be arranged after closing, MID does not believe that it would be prudent to raise the new debt until such time as the ongoing uncertainty in the automotive industry has been resolved.  MID is in discussions with Magna Entertainment Corp. (MEC) concerning alternatives with respect to its investment in MEC.

In accordance with the terms of the respective loan agreements, the maturity date of the first tranche of the new loan that MID made available to MEC on December 1, 2008 in connection with the reorganization proposal (the “New Loan”), the maturity date of the bridge loan and the deadline for repayment of US$100 million under the Gulfstream project financing will each be accelerated to March 20, 2009.  The maturity date of the second tranche of the New Loan has already been accelerated to May 13, 2009.  As of February 18, 2009, there is approximately US$48.5 million outstanding under the first tranche of the New Loan, approximately US$0.7 million outstanding under the second tranche of the New Loan, and approximately US$126.2 million outstanding under the bridge loan.  In accordance with its terms, the maturity date of MEC’s credit facility with a Canadian chartered bank will also accelerate to March 5, 2009.

MID cautions shareholders and others considering trading in securities of MID that there can be no assurance that any alternative transaction with respect to MID’s investments in MEC will be completed.

About MID

MID is a real estate operating company focusing primarily on the ownership, leasing, management, acquisition and development of a predominantly industrial rental portfolio for Magna International Inc. and its subsidiaries in North America and Europe. MID also acquires land that it intends to develop for mixed-use and residential projects. MID holds a controlling interest in MEC, North America’s number one owner and operator of horse racetracks, based on revenue, and one of the world’s leading suppliers, via simulcasting, of live horse racing content to the growing intertrack, off-track and account wagering markets.

For further information about this press release, please contact Richard Smith, Executive Vice-President and Chief Financial Officer, at (905) 726-7507.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of applicable securities legislation.  Forward-looking statements may include, among others, statements relating to the reorganization proposal and the terms and conditions of such proposal.  Words such as “may”, “would”, “could”, “will”, “likely”, “expect”, “anticipate”, “believe”, “intend”, “plan”, “forecast”, “project”, “estimate” and similar expressions are used to identify forward-looking statements.  Forward-looking statements should not be read as guarantees of future events or results and will not necessarily be accurate indications of whether or the times at or by which such future events or results will be achieved.  Undue reliance should not be placed on such statements.  Forward-looking statements are based on information available at the time and/or management’s good faith assumptions and analyses, and are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company’s control, that could cause actual events or results to differ materially from such forward-looking statements.  Important factors that could cause such differences include, but are not limited to, the risks that: if the parties decide to proceed with a transaction, the terms of such transaction may differ from those that were contemplated by the reorganization proposal; if the parties decide to proceed with a transaction, such transaction may not be successfully completed for any reason (including the failure to obtain any required approvals); and are set forth in the “Risk Factors” section in MID’s Annual Information Form for 2007, filed on SEDAR at www.sedar.com and attached as Exhibit 1 to MID’s Annual Report on Form 40-F for the year ended December 31, 2007, which investors are strongly advised to review.  The “Risk Factors” section also contains information about the material factors or assumptions underlying such forward-looking statements.  Forward-looking statements speak only as of the date the statements were made and unless otherwise required by applicable securities laws, MID expressly disclaims any intention and undertakes no obligation to update or revise any forward-looking statements contained in this press release to reflect subsequent information, events or circumstances or otherwise.